Exhibit 99.01

Tonix Pharmaceuticals Reports Fourth Quarter and Full Year 2013 Financial Results

NEW YORK – March 31, 2014 – Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) today announced financial results for the fourth quarter and full year ended December 31, 2013.

“In the fourth quarter, Tonix continued to make steady progress in the BESTFIT trial of TNX-102 SL in fibromyalgia, and we began an open-label extension study of trial completers. As recruitment in BESTFIT has proceeded ahead of our projections, we plan to stop enrollment at approximately 200 subjects, which is the upper end of the original sample size. We anticipate reporting top-line results in the fourth quarter of this year,” said Seth Lederman, M.D., president and chief executive officer of Tonix. “On March 26, 2014, the United States Food and Drug Administration (FDA) held a public meeting on Patient-Focused Drug Development for fibromyalgia. FDA’s decision to hold this meeting, and the robust patient response to it, further validate our belief that fibromyalgia is a significant and growing medical concern among the U.S. population.”

Tonix raised more than $40 million in net proceeds in a secondary offering in January 2014 and has received approximately $5 million in proceeds from warrant exercises in 2014. “We expect our cash position will enable us to begin a proof-of-concept clinical trial of TNX-102 SL in post-traumatic stress disorder in the third quarter. In addition, we plan to begin a clinical pharmacology study of TNX-201, which is under development to treat tension-type headache, in the fourth quarter,” concluded Dr. Lederman.

Fourth Quarter and Full Year Financial Results

Tonix reported a net loss of $3.7 million, or $0.74 per share, for the fourth quarter of 2013 compared to a net loss of $2.6 million, or $1.49 per share, for the fourth quarter of 2012. For the year ended December 31, 2013, Tonix reported a net loss of $10.9 million, or $3.37 per share, compared to a net loss of $9.5 million, or $5.58 per share, for the comparable period of 2012. At December 31, 2013, Tonix’s cash totaled $8.2 million compared to $1.8 million at December 31, 2012.

About Tonix Pharmaceuticals Holding Corp.

Tonix is developing innovative prescription medications to treat fibromyalgia (FM), post-traumatic stress disorder (PTSD), and episodic tension-type headache (ETTH), all characterized by inadequate treatment options, dissatisfaction expressed among patients and physicians, and significant expense burden. Tonix leverages the established human safety and pharmacokinetics of known drugs and, through a directed process of repurposing and reformulation, creates novel products to address important problems that often lack validated animal models or defined molecular targets. Tonix is currently enrolling patients into the first anticipated pivotal trial of TNX-102 SL in FM, the BESTFIT trial (BEdtime Sublingual TNX-102 SL as Fibromyalgia Intervention Therapy). With TNX-102 SL, Tonix approaches the treatment of people suffering from FM and PTSD by targeting their inability to obtain restorative sleep. TNX-201 is in development for the treatment of ETTH. To learn more, please visit www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimate" and "intend," among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K filed with the SEC on March 28, 2014 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

TONIX PHARMACEUTICALS HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts) (1)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2013	2012	2013	2012
	(unaudited)
Costs and expenses
Research and development	$1,328	700	$4,650	2,584
General and administrative	2,382	1,216	6,238	4,078
Total costs and expenses	3,710	1,916	10,888	6,662
Operating loss	(3,710)	(1,916)	(10,888)	(6,662)
Other income				2
Change in fair value of warrant liability				(1,177)
Interest and other financing costs, net	3	(713)	4	(1,613)
Net loss	$(3,707)	(2,629)	$(10,884)	(9,450)
Net loss per common share,
basic and diluted	$(0.74)	(1.49)	$(3.37)	(5.58)
Weighted average common shares
outstanding, basic and diluted	5,007,392	1,762,335	3,231,311	1,693,436

(1)	The condensed consolidated statements of operations for the years ended December 31, 2013 and 2012 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

TONIX PHARMACEUTICALS HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands) (1)

	December 31,	December 31,
	2013	2012
Assets
Cash	$8,202	1,785
Prepaid expenses and other current assets	429	225
Total current assets	8,631	2,010
Other non-current assets	105	107
Total assets	$8,736	2,117

Liabilities and stockholders’ equity
Total liabilities	$2,224	1,158
Stockholders’ equity	6,512	959
Total liabilities and stockholders’ equity	$8,736	2,117

(1)	The condensed consolidated balance sheets for the years ended December 31, 2013 and 2012 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Source: Tonix Pharmaceuticals

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Tonix Pharmaceuticals Holding Corp.:

Leland Gershell, M.D., Ph.D.

Chief Financial Officer

(212) 980-9155 x104

leland.gershell@tonixpharma.com

Investor Relations:

Chuck Bennett

CorProminence

(516) 222-2560

chuckb@corprominence.com

Media Relations:

Jules Abraham

JQA Partners, LLC

(917) 885-7378

jabraham@jqapartners.com

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